Exhibit 10.1

SECOND AMENDED AND RESTATED

SERVICE AGREEMENT

BETWEEN

AMERICAN DENTAL PARTNERS OF WISCONSIN, LLC

AND

WISCONSIN DENTAL GROUP, S.C.

Effective Date: October 24, 2011

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TABLE OF CONTENTS

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AMENDED AND RESTATED

SERVICE AGREEMENT

This Second Amended and Restated Service Agreement (the “Agreement”) is made effective October [__], 2011 (the “Effective Date”), between Wisconsin Dental Group, S.C., a Wisconsin service corporation, dba Forward Dental (“Provider”), and American Dental Partners of Wisconsin, LLC, a Delaware limited liability company (“Service Company”).

Background Information

A. Provider operates a dental practice providing dental services to the general public in and around Milwaukee, Wisconsin and in other communities in the State of Wisconsin through individual dentists who are licensed to practice dentistry in the State of Wisconsin and who are employed or otherwise retained by Provider.

B. Service Company is engaged in the business of providing non-clinical administrative and management services to dental practices, including obtaining dental offices and providing those offices, other assets, working capital, systems, certain personnel, and a variety of business services to dental practices, but Service Company’s services do not include services that are directly related to or would improperly influence or interfere with the practice of dentistry.

C. Provider acknowledges that there is a distinction between the clinical and non-clinical, or business, aspects of a dental practice and has retained Service Company to manage the business aspects of Provider’s dental practice pursuant to an Amended and Restated Service Agreement dated January 1, 1999, as amended (the “Prior Service Agreement”), so that Provider and its dentists can focus their efforts primarily on providing quality dental care. In addition, Provider acknowledges that since it is practicing in offices provided by Service Company, is using trade names and marks owned by Service Company, and is supervising certain of Service Company’s employees, cooperation between Provider and Service Company (the “Parties”) is necessary for the efficient and effective operation of their respective businesses, and that Service Company has an interest in ensuring that Provider operates its dental practice in a safe and high quality manner and in compliance with applicable law.

D. The Parties desire to continue their relationship, modify the Prior Service Agreement, and incorporate their entire agreement into one document, and they are entering into this Agreement to accomplish those purposes.

Statement of Agreement

The Parties hereby acknowledge the accuracy of the foregoing Background Information and agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not otherwise defined in the main body of this Agreement shall have the respective meanings given those terms in the attached Exhibit A.

ARTICLE II

ENGAGEMENT AND AUTHORITY OF SERVICE COMPANY

2.1 Engagement. Provider hereby engages Service Company as Provider’s exclusive provider of the Services, and Service Company hereby accepts such engagement. Subject at all times to the other express provisions of this Agreement, Service Company shall have the authority to provide the Services in any reasonable manner Service Company deems appropriate. Without limiting the foregoing, Provider acknowledges that Service Company may arrange for certain of the Services to be performed by employees of Parent or other subsidiaries of Parent who are located in other states, including without limitation certain Services related to payroll processing and benefits administration, risk management, and information technology support. Provider further acknowledges that Service Company provides, or may provide, similar non-clinical administrative and management services to other dental practices located in Milwaukee, Wisconsin and in other communities in the State of Wisconsin. Nothing contained in this Agreement shall prohibit or restrict Service Company from providing such non-clinical administrative and management services to other dental practices. Unless an expense is expressly designated as a Service Company Expense in this Agreement, all expenses incurred by Service Company, Parent, or such other subsidiaries of Parent in providing the Services shall be Clinic Expenses.

2.2 Limitations On Service Company Authority. The Parties acknowledge and agree that: (a) Service Company is not authorized or qualified to engage in the practice of dentistry; (b) Service Company is not employing any of Provider’s dentists or other clinical personnel to practice dentistry; and (c) notwithstanding anything in this agreement to the contrary: (i) Provider, through its dentists, shall be solely responsible for and shall have complete authority, responsibility, supervision, and control over the practice of dentistry and provision of Dental Care in the Clinics, and all Dental Care shall be provided and performed exclusively by or under appropriate supervision of dentists as such dentists, in their sole discretion, deem appropriate, (ii) Service Company shall not have or exercise any control or supervision over the practice of dentistry or provision of Dental Care, (iii) this Agreement does not permit Service Company to interfere in the independent professional judgment of Provider’s dentists in their practice of dentistry, and (iv) to the extent any act or service required of Service Company under this Agreement is reasonably likely to be construed by a court of competent jurisdiction or by any applicable governmental agency, board, or authority to constitute the practice of dentistry, the requirement that Service Company perform that act or service shall be deemed waived and unenforceable. For purposes of this Agreement and as the context permits, the term “dentist” shall be deemed to include those individuals licensed by the Board of Dentistry of the State of Wisconsin, as appropriate, to practice general dentistry or a dental care specialty such as orthodontics, endodontics, periodontics, prosthodontics, pediatric dentistry, oral surgery, public health dentistry, and oral pathology.

2.3 Patient Referrals. The Parties acknowledge and agree that: (a) the benefits to Provider under this Agreement do not require, are not payment for, and are not in any way contingent upon the referral, admission, treatment, or any other arrangement for the provision of any item or service offered by Service Company to patients of Provider in any facility, laboratory, or dental care-related operation controlled, managed, or operated by Service Company; and (b) Service Company is not engaging, does not intend to engage, and is not required to engage in any referrals of patients to Provider or any similar activities, or any other activities designed or intended to result in referrals of patients to Provider, and neither the Service Fee nor any other amount paid to Service Company by Provider pursuant to this Agreement is being paid as consideration for or in connection with any such activities.

2.4 Internal Management of Provider. Provider has its own internal governance structure, which is not controlled in any way by Service Company, and matters involving the tax planning, investment planning, and internal management, control, or finances of Provider, including without limitation the compensation of dentists employed or retained by Provider, shall remain the sole and exclusive responsibility of Provider and its members. However, notwithstanding the foregoing or any other provisions of this Agreement to the contrary, Provider acknowledges that it has elected to participate in certain employee benefit plans and programs sponsored or made available by Service Company, including without limitation the 401(k) plan established by Parent. Provider has reviewed the terms of such plans and programs, has found them satisfactory, and shall abide by all requirements of such plans and programs.

ARTICLE III

POLICY BOARD

3.1 Formation and Operation of Policy Board. The Parties hereby establish a policy board (the “Policy Board”) which shall be responsible for developing and implementing management and administrative policies for the overall operation of Clinics, subject to Section 3.3, below. The Policy Board shall initially consist of six members, of which three members shall be designated by Service Company, in its sole discretion, and three members shall be designated by Provider, in its sole discretion; provided that, unless otherwise agreed by the Parties, the Policy Board members designated by Provider shall be licensed dentists employed by Provider. Each Party shall have the right to designate, remove, and replace its Policy Board designees at any time and from time to time upon notice to the other Party.

Any decision made by a Party’s Policy Board representatives shall be binding on that Party. Except as may otherwise be expressly provided in this Agreement or any rules, bylaws, or regulations adopted by the Policy Board, the act of a majority of the members of the Policy Board shall be the act of the Policy Board. The Policy Board’s decisions may be evidenced by either minutes of a Policy Board meeting or written action taken by the Policy Board members making the decision; provided that no written action signed by less than all of the Policy Board members shall be effective unless notice of such action is given to each Policy Board member who is not signing such action at least two business days prior to the effective date of such action. The decisions, resolutions, actions or recommendations of the Policy Board within its authority shall be implemented by Service Company or Provider, as appropriate.

The Policy Board shall hold regular meetings at such places and at such times (not less often than quarterly) as the Policy Board may determine from time to time. Special Policy Board meetings may be called by either Party or any two Policy Board members; provided that notice of any meeting which is not a regularly scheduled meeting shall be given to all Policy Board members at least five business days prior to the meeting, unless such notice is waived by the Policy Board members. Policy Board meetings may be held through the use of remote communications equipment so long as all members can participate with each other clearly during the meeting. Service Company’s Policy Board representatives shall designate a secretary to attend each Policy Board meeting and to take and record the official minutes of each such Policy Board meeting.

3.2 Responsibilities of the Policy Board. The Policy Board shall have the following duties, responsibilities, and authority:

(a) Capital Improvements and Expansion. Any renovation and expansion plans and capital equipment expenditures with respect to Clinics shall be reviewed and approved by the Policy Board and shall be based upon economic feasibility, dentist support, productivity, and then-current market conditions.

(b) Annual Budgets. All annual capital and operating Budgets prepared in accordance with Section 4.13(a) shall be subject to the review, comment, and approval of the Policy Board. Such budgets also shall be subject to the review, comment, and approval of Parent.

(c) Marketing and Advertising. All advertising and other marketing of the dental services performed at any Clinic shall be subject to the prior review and approval of the Policy Board.

(d) Patient Fees; Collection Policies. As a part of the annual operating Budgets, in consultation with Provider and Service Company, the Policy Board shall review and make recommendations concerning the fee schedules and collection policies for all dental and ancillary services rendered by Provider; provided that approval of the fee schedules shall be a Dental Decision.

(e) Provider and Payor Relationships. Subject to Section 3.3: (i) decisions regarding the establishment or maintenance of contractual relationships between Provider and outside or institutional dental care providers and third-party payors shall be subject to the review and recommendations of the Policy Board; and (ii) all discounted fee practices and schedules, including individual provider or specialty discount arrangements, preferred provider organization discounts and capitated fee arrangements, shall be subject to the review and recommendations of the Policy Board. Where there is no clear methodology for the allocation of capitated fees among Provider’s Dental Care Professionals, the Policy Board shall recommend the methodology intended to result in the equitable and appropriate allocation of all related fees consistent with the type and utilization of Dental Care covered under the capitation arrangement.

(f) Strategic and Operational Planning. The Policy Board shall review and approve the long-term strategic and short-term operational goals, objectives and plans developed by Service Company.

(g) Capital Expenditures. The Policy Board shall determine the priority of major capital expenditures. Notwithstanding the preceding sentence or any other provisions of this Agreement to the contrary, all capital expenditures must be approved by Parent, and Provider acknowledges that Service Company has no obligation or commitment to provide capital for corporate development purposes, including without limitation any expansions or acquisitions.

(h) Personnel Planning. The Policy Board shall review and approve personnel manpower plans for Provider and Clinic-level support personnel developed by Service Company.

(i) Risk Management. The Policy Board shall cause to be developed and implemented claims reporting procedures intended to ensure timely reporting to each Party of all patient claims made against either Party or its employees or independent contractors, as well as procedures for the timely review and monitoring of such claims, including without limitation reporting the resolution of such claims, including any Provider reimbursement decisions (collectively, the “Risk Management Procedures”); provided that any Dental Care related patient concern or claims reimbursement decision shall be a Dental Decision.

(j) Environmental Health and Safety. The Policy Board shall review, approve and monitor environmental and workplace health and safety guidelines, the goal of which is to achieve compliance with current national, state and local laws and regulations regarding environmental and workplace health and safety.

(k) Emergency Care Services. The Policy Board shall review, approve and periodically make suggestions for improving (i) the organization and delivery of emergency Dental Care by Provider, and (ii) the process and guidelines for ensuring an appropriate response by Provider to dental and in-Clinic medical emergencies as they may occur from time to time.

(l) Financial Review. The Policy Board shall review and monitor the financial performance of Provider with respect to the attainment of its budgeted goals.

(m) Provider Acquisitions. The Policy Board shall have the authority to approve or disapprove any merger or combination with or acquisition of any dental practice by Provider.

(n) Other. The Policy Board shall have such other duties, responsibilities, and authority as may be set forth in this Agreement or agreed upon by the Parties from time to time.

3.3 Dental Decisions. Notwithstanding the preceding section or any other provisions of this Agreement to the contrary, all Dental Decisions (defined below) shall be made solely by Provider, its members of the Policy Board, or its individual dentists, as appropriate; provided that non-dentist members of the Policy Board may participate in the related analysis and discussion. For purposes of this Agreement, “Dental Decisions” shall mean decisions relating directly to: (a) types and levels of Dental Care to be provided and methodologies and techniques for the provision of Dental Care, including without limitation the selection of a course of treatment for a patient, the procedures or materials to be used as part of such course of treatment, and the manner in which such course of treatment is carried out; (b) recruitment of dentists for Provider, including evaluating the background, experience, qualifications, specialties, and other credentials of such individuals; (c) fee schedules for Provider’s services, including without limitation Provider’s usual and customary fee schedule and related pricing, credit, warranty and refund policies; (d) advertising and marketing activities relating to Provider’s services; (e) care, custody, and control of (i) dental materials and equipment when used for the provision of Dental Care, and (ii) patient records of Provider’s patients; (f) third-party payor contracting; (g) hours of operation of Provider’s dental practice; and (h) any other Dental Care related functions or decisions agreed upon by the Parties.

ARTICLE IV

RESPONSIBILITIES OF SERVICE COMPANY

During the Term, Service Company shall provide all such Services as are necessary and appropriate for the day-to-day administration of the business aspects of Provider’s operations, including without limitation those services set forth in this Article, provided that all such Services shall be subject to the applicable Budget.

4.1 Clinics

(a) Service Company shall lease, acquire or otherwise procure Clinics at such locations as are approved by the Policy Board, taking into consideration the professional concerns of Provider. The expenses associated with any such leasing, acquisition, or procurement shall be Clinic Expenses; provided that Service Company shall exercise commercially reasonable efforts to procure Clinics at commercially reasonable rates.

(b) If Provider is the lessee of a Clinic under a lease with a third party, Service Company may require Provider to assign such lease to Service Company upon receipt of the lessor’s consent to that assignment, and Provider shall exercise all commercially reasonable efforts to assist in obtaining the lessor’s consent. Any expenses incurred in connection with the assignment shall be Clinic Expenses.

(c) Service Company shall be responsible for the repair and maintenance of each Clinic, in a manner consistent with Service Company’s responsibilities under the terms of any lease or other use arrangement relating to that Clinic, the costs and expenses of which shall be a Clinic Expense; provided that the costs and expenses of any repairs or maintenance necessitated by the negligence or willful misconduct of dentists or other personnel employed or otherwise retained by Provider shall be a Provider Expense, but one that is ignored for purposes of calculating the Calculated Margin and that therefore must be paid out of the Provider Retained Earnings.

4.2 Equipment

(a) Service Company shall provide all non-dental equipment, fixtures, office supplies, furniture and furnishings that Service Company deems reasonably necessary for the operation of each Clinic or reasonably necessary for the provision of Dental Care.

(b) Service Company shall provide, finance, or cause to be provided or financed such dental equipment as is reasonably required by Provider for the provision of Dental Care. Subject to the preceding sentence and to economic feasibility as set forth in the Budgets approved pursuant to this Agreement, Provider shall have final authority in all dental equipment selections. Service Company may, however, advise Provider on the relationship between its dental equipment decisions and the overall administrative and financial operations of the Clinics.

(c) Service Company shall be responsible for repairing, maintaining, and keeping in reasonably good condition, and replacing (as reasonably necessary), all equipment provided by Service Company under this Agreement, ordinary wear and tear excepted in all cases, the costs and expenses of which shall be Clinic Expenses; provided that the costs and expenses of any repairs, maintenance and replacement necessitated by the negligence or willful misconduct of dentists or other personnel employed or otherwise retained by Provider shall be a Provider Expense, but one that is ignored for purposes of calculating the Calculated Margin and that therefore must be paid out of the Provider Retained Earnings.

4.3 Laboratory Services. Unless otherwise prohibited by federal or state law, Service Company shall arrange for laboratory services (on a basis consistent with this Agreement and the requirements of applicable law), including without limitation dental appliance laboratory services, pathology laboratory services, medical laboratory services, and such other laboratory services as are reasonably necessary and appropriate for the operation of each Clinic and the provision of Dental Care therein.

4.4 Supplies. Service Company shall order, procure, purchase, own, and provide a reasonable inventory of Ordinary Dental Supplies and office supplies as are reasonably necessary and appropriate for the operation of each Clinic and the provision of Dental Care therein. Unless otherwise prohibited by federal or state law, Service Company shall also order, procure, purchase and provide on behalf of Provider all Special Dental Supplies reasonably required by Provider to provide Dental Care, the cost of which shall be a Clinic Expense. Service Company shall exercise commercially reasonable efforts to ensure that each Clinic is at all times adequately stocked with all such supplies, subject however to the then-current Budget. The supervision and ownership of (a) all office and Ordinary Dental Supplies is and shall remain the sole responsibility of Service Company, and (b) all Special Dental Supplies is and shall remain the sole responsibility of Provider.

4.5 Capital Investment. Access to all needed working capital and capital expenditures included in the then-current Budgets or otherwise approved by the Policy Board and Parent shall be provided by Service Company. Service Company shall determine the source of capital to be invested, which may include (a) inter-company borrowings from Parent, and (b) borrowings, leases, or other financing methods through independent third-party financial institutions.

4.6 Support Services. Service Company shall provide or arrange for all printing, stationery, forms, postage, duplication, facsimile, photocopying, and data transmission and processing services, information services (including providing a computer system for clinic functions, billing, communications, and management), and other support services as are reasonably necessary and appropriate for the operation of each Clinic and the provision of Dental Care therein.

4.7 Quality Assurance, Risk Management, and Utilization Review. Service Company may from time to time assist Provider in Provider’s establishment and implementation of procedures to ensure the consistency, quality, appropriateness, and necessity of Dental Care provided by Provider, and shall provide administrative support for Provider’s overall quality assurance, risk management, and utilization review programs.

4.8 Licenses and Permits. Although Provider shall be ultimately responsible for obtaining and maintaining all federal, state, and local licenses and regulatory permits required for or in connection with the operation of Provider and in connection with the operation of all dental equipment located in each Clinic, Service Company shall assist Provider with the implementation of a plan designed to ensure that all such licenses and permits are obtained and shall provide reasonable assistance to Provider in obtaining the same. Service Company also shall maintain all licenses and permits required for all equipment located at each Clinic in connection with its ownership of such equipment. All expenses incurred in obtaining and maintaining such licenses and permits related to dental equipment or other equipment shall be Clinic Expenses.

4.9 Personnel. Except as provided in Section 5.2(d): (a) Service Company shall employ or otherwise retain and shall be responsible for recruiting, hiring, and terminating all management, administrative, supervisory, clerical, secretarial, bookkeeping, accounting, payroll, laboratory technicians, hygienists, dental assistants, and other non-dentist personnel as Service Company deems necessary and appropriate for Service Company’s performance of its duties and obligations under this Agreement; and (b) the selection, training and supervision of all such personnel to be employed by Service Company shall be the responsibility of Service Company; provided that, consistent with reasonably prudent personnel management policies, Service Company shall consider the advice, input, and requests of Provider in regard to personnel matters. Service Company shall have sole responsibility for determining the compensation and fringe benefits of such personnel and for withholding all appropriate amounts for income taxes, unemployment insurance, social security, workers’ compensation, and any other withholding required by applicable law.

4.10 Contract Negotiations. To the extent reasonably requested by Provider, Service Company shall advise Provider with respect to, and negotiate, either directly or on Provider’s behalf, as appropriate, such contractual arrangements with third parties as are reasonably necessary and appropriate for Provider’s provision of Dental Care, including without limitation negotiated price agreements with third-party payors, alternative delivery systems, or other purchasers of group dental care services.

4.11 Billing and Collection. Service Company shall assist Provider with the establishment and maintenance of credit, billing, and collection policies and procedures, and shall exercise reasonable efforts to bill and collect on behalf of Provider in a timely manner (and to the extent permitted by applicable law) all professional and other fees for all billable Dental Care provided by Provider. Service Company shall advise and consult with Provider regarding the fees for Dental Care provided by Provider (including any related discounting policy). In connection with the billing and collection services to be provided under this Agreement, Provider hereby grants to Service Company, to the fullest extent permitted by applicable law, throughout the Term (and thereafter as provided in Section 8.3), an exclusive special power of attorney and appoints Service Company, to the fullest extent permitted by applicable law, as Provider’s exclusive true and lawful agent and attorney-in-fact, and Service Company hereby accepts such special power of attorney and appointment, for the following purposes:

(a) To bill Provider’s patients, in Provider’s name and on Provider’s behalf, for all billable Dental Care provided by or on behalf of Provider to patients.

(b) To bill, in Provider’s name and on Provider’s behalf, all claims for reimbursement or indemnification from insurance companies and plans, all state or federally funded dental benefit plans, and all other third-party payors or fiscal intermediaries for all covered billable Dental Care provided by or on behalf of Provider to patients.

(c) To collect and receive, in Provider’s name and on Provider’s behalf, all accounts receivable generated by such billings and claims for reimbursement, to administer such accounts including, but not limited to, extending the time of payment of any such accounts for cash, credit or otherwise; discharging or releasing the obligors of any such accounts; suing, assigning or selling at a discount such accounts to collection agencies; or taking other measures to require the payment of any such accounts; provided, however, that extraordinary collection measures, such as filing lawsuits, discharging or releasing obligors, or assigning or selling accounts at a discount to collection agencies shall not be undertaken without Provider Consent, which Provider Consent shall be deemed to have been given if the action is otherwise consistent with Provider’s collection policies.

(d) To deposit all amounts collected into the Provider Account which shall be and at all times remain in Provider’s name. Provider shall transfer and deliver to Service Company all funds received by Provider from patients or third-party payors for Dental Care. Upon receipt by Service Company of any funds from patients or third-party payors or from Provider for Dental Care pursuant to this Agreement, Service Company shall promptly deposit the same into the Provider Account.

(e) To take possession of, endorse in the name of Provider, and deposit into the Provider Account any notes, checks, money orders, insurance payments, and any other instruments received in payment of accounts receivable for Dental Care.

(f) To sign checks, drafts, bank notes or other instruments on behalf of Provider, and to make withdrawals from the Provider Account for payments specified in this Agreement and as requested from time to time by Provider.

(g) To designate, remove, and change such signatories on the Provider Account as Service Company deems necessary or appropriate from time to time.

Upon request of Service Company, Provider shall execute and deliver to the financial institution at which the Provider Account is maintained such additional documents or instruments as Service Company may reasonably request to evidence or effect the special power of attorney granted to Service Company by Provider pursuant to this section and Section 4.12. The special power of attorney granted herein is coupled with an interest and shall be irrevocable except with Service Company’s written consent. The irrevocable power of attorney shall expire when this Agreement has been terminated, all accounts receivable purchased by Service Company pursuant to Section 7.6, if any, have been collected, and all amounts due to Service Company as described in Article VII have been paid.

4.12 Provider Account

(a) Power of Attorney. Service Company shall have access to the Provider Account, and shall use all funds on deposit therein, in accordance with the terms of this Agreement. Provider hereby grants to Service Company an exclusive special power of attorney and appoints Service Company as Provider’s true and lawful agent and attorney-in-fact, throughout the Term (and thereafter as provided in Section 8.3), and Service Company hereby accepts such special power of attorney and appointment, to make or cause to be made withdrawals from the Provider Account for: (i) payments described in this Agreement; and (ii) such other purposes as Service Company deems appropriate (consistent with this Agreement), including without limitation daily transfers to one or more accounts owned by Service Company or Parent as part of cash management procedures established or adopted by Service Company or Parent from time to time; provided that to the extent that the aggregate funds withdrawn by Service Company from the Provider Account pursuant to this section exceed the aggregate amounts paid or payable to Service Company under this Agreement, then such excess shall be deemed to be held by Service Company as agent for Provider. Without limiting the foregoing, Provider acknowledges that (x) under the cash management procedures currently utilized by Service Company and Parent, funds in the Provider Account shall be transferred on a daily basis to one or more accounts of Parent at a bank located in Boston, Massachusetts and (y) Provider shall not be entitled to receive interest on any such funds. Notwithstanding this exclusive special power of attorney, Provider may, upon reasonable advance notice to Service Company, request that Service Company use funds in the Provider Account or held by Service Company as agent for Provider to pay Provider Expenses and such other amounts as may be due to Provider under this Agreement, subject to Section 4.12(b); provided that the amount that may be requested by Provider under this sentence shall be reduced by reserves sufficient to satisfy the reasonably anticipated needs of Provider’s business operations and its reasonably foreseeable obligations under this Agreement, including without limitation reserves reflecting differences in timing between the receipt of cash and financial statement accruals, including, to the extent applicable, a reserve appropriate to fund future expenses associated with deferred revenue for situations in which Provider’s receipt of cash, recognition of revenue, and/or related expenses occur in different accounting periods.

(b) Priority of Payments. Payments described in this Agreement to be made from funds in the Provider Account shall be applied (to the extent available) in the following order of priority:

(i)	Reimbursement of Clinic Expenses to Service Company;

(ii)	Repayment of advances made by Service Company to Provider;

(iii)	Payment of the Service Fee to Service Company;

(iv)	Payment of Provider Expenses other than those to be paid out of Provider Retained Earnings; and

(v)	Payment of remaining Provider Expenses and, to the extent requested by Provider, distribution of the remaining Provider Retained Earnings.

(c) Further Assurances. Promptly upon request by Service Company from time to time, Provider shall execute a separate power of attorney in form reasonably satisfactory to Service Company for the purpose of further confirming or evidencing the rights granted to Service Company under Sections 4.11 and 4.12.

4.13 Financial Matters

(a) Annual Budgets. The Parties shall reasonably cooperate to develop Budgets for their respective businesses each calendar year during the Term. To accomplish this: (i) Provider shall exercise commercially reasonable efforts to provide to Service Company, not less than 90 days prior to each calendar year, Provider’s anticipated hours for providing Dental Care, gross production per hour goals for each dentist and dental hygienist to be utilized by Provider to provide Dental Care, and Provider Expenses for that calendar year; and (ii) Service Company, in consultation with Provider, shall exercise commercially reasonable efforts to prepare and deliver to the Policy Board and Parent, not less than 30 days prior to each calendar year (assuming Provider has timely provided the information as required under the immediately preceding clause), (A) a proposed Provider Budget for that calendar year, setting forth an estimate of Provider’s revenue and expenses for that year (including without limitation the Service Fee), and (B) taking into account the level of activity anticipated by Provider, a proposed Service Company Budget relating to its Services to Provider’s practice for that calendar year, including either separately or in the same Budget, a Budget for capital expenditures. Each Budget shall be subject to the approval of the Policy Board. Each Budget also shall be subject to the approval of Parent since Parent is the primary source of working capital and other capital for Provider’s and Service Company’s operations.

If a proposed Budget is not approved by either the Policy Board or Parent, Service Company, in consultation with Provider and Parent, shall revise such proposed Budget, taking into consideration the comments of the Policy Board and Parent, and shall deliver such revised Budget to the Policy Board and Parent for approval. Notwithstanding any other provisions of this Agreement to the contrary, if the proposed Budgets have not been approved by both the Policy Board and Parent for a calendar year, then, until new Budgets have been approved by both the Policy Board and Parent, the Budgets in effect for the prior calendar year shall be deemed to be adopted as the Parties’ respective Budgets for the then-current year except that (i) the Budget for Clinic Expenses and all related items shall be adjusted to account for any changes beyond the reasonable control of Service Company, including without limitation changes in laboratory fees or supply costs and automatic increases in rent or other occupancy costs or any other contractual commitments, (ii) Service Company shall have the right to adjust its Budget for reasonable compensation increases for its employees, for changes in employee benefits or related costs, and for expenses related to new employees reasonably necessary for Service Company to perform the Services, and (iii) the Budget for capital expenditures shall include only expenditures for maintenance or emergency needs and any other capital expenditures expressly approved by both the Policy Board and Parent from time to time.

Notwithstanding any provisions of this Agreement to the contrary, for purposes of all calculations related to the Service Fee for any period, the amount of Provider Expense used in such calculations for that period shall be determined by applying the methodology for compensating dentists and paying other budgeted Provider Expenses contained in the then-applicable Budget (e.g., if the Budget requires a dentist to be paid a base salary, that salary shall be used for purposes of such calculations, and if the Budget requires that a dentist be paid formula-based compensation, that formula shall be used for purposes of such calculations); provided that the Parties shall exercise reasonable efforts to adjust the applicable Budget from time to time as necessary to reflect changes in Provider’s personnel and/or compensation or other budgeted Provider Expenses (it being understood that neither Party shall be obligated to agree to Budget adjustments deemed by such Party to be unreasonable under the then-relevant circumstances).

(b) Accounting and Financial Records. Service Company shall establish and administer accounting policies and procedures, internal controls, and systems for the development, preparation and safekeeping of administrative or financial records and books of account relating to the business and financial affairs of Provider. Service Company shall prepare and deliver to Provider, within 45 days after the end of each of the first three calendar quarters during each year and within 90 days after the end of each calendar year, a balance sheet and an income statement reflecting the financial status of Provider in regard to the provision of Dental Care as of the end of each such calendar quarter and each such calendar year, as applicable, all of which shall be prepared in accordance with GAAP; provided that the financial statements for the first three quarters of any calendar year shall be subject to normal year-end adjustments, and all financial statements may omit footnotes and other presentation items that are required by GAAP. In addition, Service Company shall prepare or assist in the preparation of any other financial statements or records that Provider may reasonably request.

(c) Tax Matters

(i) General. Service Company shall prepare or arrange for the preparation of all tax returns and reports of Provider required by applicable law, which returns and reports shall be prepared by an accountant reasonably acceptable to Provider. Provider’s tax returns shall be prepared on the accrual basis.

(ii) Sales and Use Taxes. The Parties acknowledge and agree that to the extent that any of the Services to be provided by Service Company under this Agreement may be subject to any state sales and use taxes, Service Company may have a legal obligation to collect such taxes from Provider and to remit the same to the appropriate tax collection authorities. Provider shall pay any and all applicable state sales, use, gross receipts, and other similar taxes and charges (other than taxes on Service Company’s net income) with respect to any amount paid to Service Company under this Agreement, and such amounts shall be Clinic Expenses.

4.14 Practice Management System; Reports and Records

(a) Practice Management System. Service Company hereby grants to Provider, for the remainder of the Term, a non-exclusive royalty-free license to use Parent’s proprietary practice management software, known as Improvis, as it may be modified by Parent from time to time (the “Software”), in connection with the operation of its dental practice pursuant to this Agreement and such license agreement as Service Company may require. Provider shall not have the right to use the Software in any manner except as expressly provided in this Agreement.

Provider represents and warrants that it has elected to use the Software in its dental practice after reviewing and assessing the Software and making its own determination that the Software is appropriate for such use. In addition, Provider shall be solely responsible for reviewing and assessing each new module or enhancement to the Software made by Parent from time to time, including without limitation any electronic dental record and digital imaging modules that Parent may develop for the Software, and determining the appropriateness of each such module or enhancement for Provider’s practice.

(b) Electronic Data. Service Company agrees and represents to Provider that upon any termination or expiration of this Agreement, Service Company shall assist Provider in migrating any and all electronic data of which Provider is the owner or legal custodian and which is stored, kept, or maintained on Service Company’s computer systems onto Provider’s computers in such electronic readable format as is compatible with Provider’s then adopted computer software and/or data management systems.

(c) Dental Records. Service Company shall: (i) establish, monitor and maintain procedures and policies for the timely preparation, filing and retrieval of all dental records generated by Provider in connection with Provider’s provision of Dental Care; and (ii) subject to applicable law, ensure that dental records are promptly available to dentists and any other appropriate persons. All such dental records shall be retained and maintained in accordance with all applicable state and federal laws relating to the confidentiality and retention thereof. All dental records shall be and remain the property of Provider; provided that Service Company shall be entitled to possession of such records and related information as permitted by this Agreement or the BAA (as defined below).

(d) Other Reports and Records. Subject to applicable law, Service Company shall (i) timely prepare and file such additional reports and records as are reasonably necessary and appropriate for Provider’s provision of Dental Care; and (ii) analyze and interpret such reports and records upon the reasonable request of Provider.

(e) Business Associate Addendum. The Parties acknowledge that as a result of Service Company’s services under this Agreement, Service Company will have access to individually identifiable protected health information regarding Provider’s patients, and that such information is subject to the requirements of the Health Insurance Portability and Accountability Act of 1996 and other laws and regulations protecting the privacy of such information. As a result, the Parties have entered into a Business Associate Addendum to the Prior Service Agreement (the “BAA”) to set forth additional rights and obligations regarding use and disclosure of such information, and the BAA shall continue as an addendum to this Agreement.

4.15 Recruitment of Provider Personnel. Upon Provider’s request, Service Company shall perform all services reasonably necessary and appropriate in connection with the recruitment of dentists. However, it shall be and remain the sole responsibility of Provider to interview, select, contract with, supervise, control and terminate all dentists performing Dental Care or other professional dental services, and Service Company shall have no authority whatsoever with respect to such activities. In addition, Provider shall be solely responsible for determining whether dentists with whom it might contract for the provision of Dental Care on its behalf should be retained as employees or independent contractors, and Provider shall be responsible for, indemnify Service Company against, and hold it harmless from, any and all Damages that may result from such determinations by Provider, to the extent such Damages are not covered by and paid from its insurance coverage.

4.16 Service Company’s Insurance. Throughout the Term, Service Company shall, as a Clinic Expense, obtain and maintain with commercial carriers, or through self-insurance, or some combination thereof: (a) appropriate worker’s compensation coverage for the employees of Service Company provided pursuant to this Agreement; and (b) professional, casualty and comprehensive general liability insurance covering Service Company, Service Company’s personnel, and all of Service Company’s equipment in such amounts and on such terms and conditions as Service Company deems appropriate. Service Company shall cause Provider to be named as an additional insured on Service Company’s property and casualty insurance policies. Upon the request of Provider, Service Company shall provide Provider with a certificate evidencing such insurance coverage.

4.17 License of Name and Marks.

(a) License. Service Company hereby grants to Provider, for the Term, a non-exclusive royalty-free license to use the Approved Names (as defined in Section 5.8) and all related marks and logos owned by Service Company for the purpose of fulfilling its obligations under this Agreement, including without limitation providing Dental Care to its patients. Provider shall not at any time: (i) do or permit any act to be done that may in any way impair the rights of Service Company in the Approved Names or related marks and logos; (ii) challenge (or assist others in challenging) Service Company’s intellectual property rights in the Approved Names or related marks or logos, or the registration thereof; (iii) register any marks confusingly similar to the Approved Names or related marks or logos; (iv) form, or change the name of, any corporation or other entity under or to a name, or do business under any name, that incorporates any Approved Name or related mark; or (v) modify any Approved Name or related mark or logo in any way. The prohibitions set forth in the preceding sentence shall survive expiration or termination of this Agreement.

(b) Quality Control Standards. In order to comply with Service Company’s quality control standards, Provider shall: (i) use the Approved Names and related marks and logos in compliance with all relevant laws and regulations; (ii) comply with any applicable usage standards and guidelines that Service Company may establish from time to time with respect to the Approved Names and related marks and logos; and (iii) provide, at Service Company’s request, reasonable quantities of samples of advertisements and other promotional materials on which the Approved Names and related marks and logos are affixed, in order to allow Service Company to confirm that Provider’s use is in compliance with any such applicable standards and guidelines.

4.18 No Warranty. PROVIDER ACKNOWLEDGES THAT SERVICE COMPANY HAS NOT MADE, WILL NOT MAKE, AND HEREBY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING SERVICE COMPANY’S SERVICES UNDER THIS AGREEMENT OR THE RESULTS OF THOSE SERVICES, INCLUDING WITHOUT LIMITATION ANY REPRESENTATIONS OR WARRANTIES THAT THE SERVICES WILL RESULT IN ANY PARTICULAR AMOUNT OR LEVEL OF DENTAL PRACTICE REVENUE OR INCOME TO PROVIDER.

ARTICLE V

RESPONSIBILITIES OF PROVIDER

5.1 Organization and Operations. Provider shall at all times during the Term: (a) be and remain legally organized and operated to provide Dental Care in a manner consistent with all state and federal laws; (b) operate within the Practice Territory a full time practice of dentistry providing Dental Care in compliance with all applicable federal, state, and local laws, rules, regulations, ordinances, and orders; (c) maintain and use its best efforts to enforce its articles or certificate of incorporation (or other instrument of organization), bylaws, shareholder agreements, and other organizational documents (hereafter in this Section 5.1 simply “organizational documents”) in the respective forms provided to Service Company prior to the execution of this Agreement; and (d) not, without Service Company Consent, (i) engage in any transaction constituting a merger, consolidation, reorganization, sale or purchase of assets outside of the ordinary course of business because such a transaction could have a material impact on Service Company’s obligations under this Agreement, or (ii) cause or permit itself to be liquidated or dissolved. Provider shall pay to Service Company, in addition to the amounts set forth in Article VII, any damages, compensation, payment, or settlement amounts received by Provider from a dentist who receives consideration directly or indirectly from Service Company or Parent as an inducement to become or remain affiliated with Service Company through his or her employment or engagement by Provider and who thereafter terminates his employment or engagement in violation of his or her applicable agreement, or whose employment or engagement is terminated by Provider for cause.

5.2 Provider Personnel

(a) Dental Personnel. Provider shall retain during the Term, as a Provider Expense and not as a Clinic Expense, that number of dentists which are necessary and appropriate, as determined in Provider’s sole discretion, to provide Dental Care to reasonably meet the demand therefor. Provider shall cause each dentist retained by Provider to hold and maintain a valid and unrestricted license to practice dentistry in the State of Wisconsin, including without limitation any licenses required for the provision of any specialty dental services, together with all necessary or appropriate board or other certifications (collectively, as applicable, the “Required Licenses”). Provider shall provide to Service Company such evidence of the Required Licenses as Service Company may request from time to time.

Provider shall be responsible for paying the compensation and benefits, as applicable, for all such dentists and other personnel employed by Provider and any other dentist or other personnel contracted by it, and for withholding all sums for income tax, unemployment insurance, social security, or any other withholdings required by applicable law. Service Company may, on behalf of Provider, administer the compensation and benefits with respect to such individuals.

(b) Provider and Patient Scheduling. Provider shall, with the reasonable assistance of Service Company: (i) develop a set of Provider and patient scheduling guidelines and a corresponding scheduling system; and (ii) support Service Company in the implementation of such guidelines and effective operation of such system.

(c) Paid Hours Reporting. To facilitate Service Company’s efficient performance of its Services, Provider shall report to Service Company the hours of Dental Care provided and to be provided by Provider pursuant to a system reasonably established by Service Company for that purpose.

(d) Non-Dentist Dental Care Personnel. Notwithstanding any other provision of this Agreement to the contrary, all non-dentist personnel who provide Dental Care, including without limitation dental hygienists, dental assistants and other clinical staff (whether licensed or unlicensed), and other licensed or certified personnel, shall be under such control, supervision and direction of Provider and the dentists retained by Provider in the performance of or in connection with Dental Care for patients as is required under applicable state law and regulations.

5.3 Professional Standards. As a continuing condition of Service Company’s obligations under this Agreement, each dentist and other personnel retained by Provider to provide Dental Care must: (a) have and maintain the Required Licenses; and (b) comply with, be controlled and governed by, and otherwise provide Dental Care in accordance with applicable federal, state, and municipal laws, rules, regulations, ordinances and orders, and the ethics and standard of care of the dental profession.

5.4 Dental Care. With the assistance of the Service Company, Provider and the dentists shall be responsible for scheduling dentist and non-dentist Dental Care personnel coverage of all dental procedures. Provider shall organize and maintain a high quality, cost-effective process for ensuring that patients will have timely access to emergency Dental Care on a 24-hour per day, seven-day per week basis.

5.5 Peer Review and Quality Assurance. Provider shall conduct its peer review and quality assurance activities in a manner that is consistent with maintaining the confidentiality of the related processes, actions, and documentation.

(a) Provider shall designate a committee of dentists to function as a dental peer review committee to review credentials of potential dentist recruits, periodically review the credentials of Provider’s existing dentists, determine the practice privileges of the dentists retained by Provider, perform quality assurance, utilization review, and Provider profiling functions, and otherwise resolve dental competency issues. The dental peer review committee shall function pursuant to formal written policies and procedures established by Provider upon consultation with and assistance of Service Company.

(b) Provider also shall adopt a quality assurance program to monitor and evaluate the quality and cost-effectiveness of the Dental Care provided by Provider’s dentists and by non-dentist personnel providing Dental Care under the supervision of Provider’s dentists. Upon request of Provider, Service Company shall provide administrative assistance to Provider in performing its quality assurance activities. All costs and expenses incurred in connection with this Section 5.5(b) shall be deemed Clinic Expenses.

(c) Provider shall cooperate fully with Service Company in an effort to achieve and maintain full accreditation status for Provider with AAAHC or such other accrediting body as Service Company may reasonably designate.

(d) Provider shall support the Risk Management Procedures implemented pursuant to this Agreement or otherwise agreed upon by the Parties, take all actions related to such Risk Management Procedures as may be reasonably requested by Service Company, and cause all personnel retained by it to comply fully with such process at all times. Without limiting the preceding sentence: (i) Provider shall reasonably cooperate in the risk management program and practices operated by Parent from time to time; and (ii) if, at any time, Service Company reasonably determines that any of Provider’s dentists or other personnel is or is likely to be engaging in any activity that presents a material risk to the health or safety of patients, Service Company’s employees, or others, may create unacceptable legal risks to Service Company, or is otherwise inconsistent with the Risk Management Procedures or Parent’s risk management program, Service Company shall have the right to request that Provider cause that activity to be terminated, and Provider shall comply with that request. In addition, Service Company shall not be obligated to provide Services in support of any such activity.

(e) Provider shall, with the assistance of Service Company, develop a set of quality standards and utilization, process monitoring, and reporting guidelines. Provider shall cause all personnel retained by it to comply with such standards and guidelines.

(f) Provider shall, with the assistance of Service Company, develop patient grievance procedures to the extent not specifically addressed in this Agreement. Provider shall cause all personnel retained by it to comply with such procedures.

5.6 Provider’s Insurance.

(a) Provider shall obtain and maintain with commercial carriers reasonably acceptable to Service Company or through self insurance or some combination thereof (reasonably acceptable to Service Company) appropriate workers’ compensation coverage for Provider’s employed personnel (which, with respect to dental hygienists and other non-dentist licensed dental personnel employed by Provider, shall be a Clinic Expense, and which, with respect to all other employees of Provider, including without limitation dentists, shall be a Provider Expense) and professional liability and comprehensive general liability insurance covering Provider and each of the dentists, dental hygienists, and other licensed dental personnel Provider retains to provide Dental Care (which, including any applicable deductibles, shall be a Clinic Expense). All costs, expenses, and liabilities incurred by Provider or Service Company in excess of the limits of such policies shall be a Provider Expense. Provider shall actively support the participation of all dentists, dental hygienists, and other licensed dental personnel retained by Provider in training and continuing education programs in order to reduce the risk of exposure to and the related cost of obtaining and maintaining such coverage. The comprehensive general liability coverage and professional liability coverage shall be in such minimum amounts and with such deductibles as Service Company may establish from time to time. In addition, Provider shall cause each dentist retained by Provider as an independent contractor to obtain comparable professional and comprehensive general liability insurance coverage.

(b) All insurance policies described in the preceding subsection (a) shall: (i) name Service Company as an additional insured and be primary to and non-contributory with insurance or self-insurance carried by Service Company, and include a waiver of subrogation in favor of Service Company, as its interest may appear with respect to this Agreement, and with respect to policies provided by independent contractors under the preceding sentence, name

Provider as additional insured as well, and (ii) provide for at least 30 days advance written notice to Provider and Service Company from the insurer with respect to any alteration of coverage, cancellation, or proposed cancellation for any reason. Provider shall cause to be issued to Service Company by such insurer or insurers a certificate reflecting such coverage.

(c) Provider shall enter into employment or other agreements with all dentists employed or otherwise retained by Provider which provide, among other things, that (i) upon the termination of the employment or retention of any such dentist, such dentist shall be required to (A) purchase, at such dentist’s expense, “tail” professional liability coverage meeting the requirements of this Section 5.6, including without limitation those relating to coverage amounts and insureds, for an unlimited extended reporting period, or (B) obtain retroactive coverage meeting the same requirements from such dentist’s new employer, and (ii) to the extent permitted by applicable law, if such dentist does not provide satisfactory evidence of such coverage prior to such termination, Provider shall have the right, without limiting any other rights of Provider, to withhold the cost of the “tail” coverage described in the immediately preceding clause (i)(A) from any amounts owed to such dentist by Provider and purchase such “tail” coverage on such dentist’s behalf; provided that if Provider does not have such agreements in place with dentists employed or otherwise retained by Provider as of the Effective Date, Provider shall not be in breach of this Agreement so long as it (1) exercises commercially reasonable efforts to enter into such agreements with the dentists currently employed or retained by Provider, and (2) enters into such agreements upon hiring with all new dentists employed or retained by Provider.

(d) Upon the termination of this Agreement for any reason, Provider shall continue to carry professional liability insurance in the amounts specified in this Section 5.6 for 10 years after termination and shall provide evidence of such to Service Company upon request, or, if Provider dissolves or ceases to practice dentistry, Provider shall obtain and maintain as a Provider Expense “tail” professional liability coverage in the amounts specified in this Section 5.6 for an unlimited extended reporting period. Provider shall be responsible for paying all premiums for such “tail” insurance coverage. Notwithstanding the foregoing, if Provider fails to obtain such “tail” insurance coverage, Service Company shall have the right, without limiting any other rights of Service Company, to purchase such coverage on Provider’s behalf out of funds otherwise owed to Provider under this Agreement.

(e) In no event shall a professional liability insurance carrier be replaced or changed without Service Company Consent, which shall not be unreasonably withheld. Service Company shall provide reasonable assistance to Provider to obtain the insurance coverages described in this Section 5.6; provided that Service Company shall have no obligation to purchase, obtain or solicit quotes for Provider’s required insurance coverages described in this Section 5.6.

(f) Provider may elect to fulfill its obligations to obtain and maintain the insurance coverages required of Provider or its dentists as described above by participating in insurance programs arranged by Service Company or Parent, as such programs may be in effect from time to time (to the extent such programs involve insurance coverage required of Provider and its dentists). If Provider elects to participate in such programs, such election shall constitute Provider’s acknowledgement that it has reviewed such programs and found them to be acceptable, and Provider shall comply, and cause its dentists to comply, with all applicable requirements of such programs.

(g) Each Party shall, and shall cause it employees, agents, and other representatives to, cooperate in all ways reasonably requested by the other Party in connection with the handling and disposition of claims covered by the insurance described in this Section 5.6. This requirement shall continue, notwithstanding any termination of this Agreement, until all such claims have been resolved.

5.7 Noncompetition. Provider acknowledges that Service Company will incur substantial costs in providing the equipment, support services, personnel, and other items and services that are the subject matter of this Agreement and that in the process of providing services under this Agreement, Provider will learn or have access to financial and other Confidential Information of Service Company to which Provider would not otherwise be exposed. Provider also recognizes that the services to be provided by Service Company will be feasible only if Provider operates an active practice. Accordingly, Provider further agrees as follows:

(a) During the Term, except for any Clinic made available to Provider for its use pursuant to this Agreement, Provider shall not establish, operate, or provide Dental Care at any dental office, clinic or other dental care facility anywhere within the Practice Territory nor have any ownership interest, direct or indirect, in any entity, or participate in any joint venture, which operates any such office, clinic or facility;

(b) Except as specifically approved by Service Company in writing, during the Term and for a period of five years immediately following the date this Agreement is terminated for any reason, Provider shall not directly or indirectly own (excluding ownership of less than one percent (1%) of the equity of any publicly traded entity), manage, operate, control, lend funds to, lend its name to, maintain any interest in, or otherwise enter into, engage in, or promote or assist (financially or otherwise) any entity, business, or enterprise that (i) provides, distributes, or promotes any type of management or administrative services or products to third parties in competition with Service Company in the Practice Territory, or (ii) offers any type of service or product to third parties substantially similar to those offered by Service Company to Provider in the Practice Territory. Notwithstanding the above restriction, nothing herein shall prohibit Provider or any of its shareholders from providing management and administrative services to its or their own dental practices after the termination of this Agreement, and nothing herein shall prohibit Provider or its shareholders from contracting with a third-party manager to provide administrative or management services for its or their dental practices after termination of this Agreement as long as such relationship complies with the provisions of this section; and

(c) Throughout the Term, Provider shall enter into and maintain a written employment agreement for all dentists now and hereafter employed by Provider, which employment agreements shall contain the following confidentiality and non-competition provision:

Confidentiality; Non-competition. The Dentist shall not, directly or indirectly, at any time (whether during the term of this Agreement or thereafter), disclose any Confidential Information (defined below) to any person (other than the Company or the Affiliated Companies, as defined below), or use, or assist any person (other than the Company or the Affiliated Companies) to use, any Confidential Information, excepting only disclosures required by applicable law.

Upon termination of his or her employment with the Company (for any reason) the Dentist shall promptly deliver to the Company all documents and other materials containing any Confidential Information which are in his or her possession or under his control.

During the Restricted Period (defined below), the Dentist shall not, directly or indirectly (whether individually or as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person), other than for the Company:

(a) Engage in the practice of dentistry or otherwise perform professional dental services or related services anywhere in the Restricted Territory (defined below);

(b) Induce or encourage any employee, officer, director, agent, supplier, independent contractor, or patient of the Company to terminate its relationship with the Company, or otherwise interfere or attempt to interfere in any way with any of the Company’s relationships with its employees, officers, directors, agents, suppliers, independent contractors, patients, or others;

(c) Employ or engage any person other than him- or herself who, at any time within the one-year period immediately preceding such employment or engagement, was an employee, officer, or director of the Company; or

(d) Make any statement (oral or written) which disparages the reputation of the Company.

For purposes of this Agreement: (i) “Confidential Information” shall mean all trade secrets, proprietary data, and other confidential information of the Company and the Affiliated Companies, including without limitation patient-identifiable information and records (it being understood and agreed that each patient is the owner of such patient’s records, that the Company is the legal custodian of the records of each patient to whom professional dental and related services are provided by any person employed or otherwise retained by the Company, and that each such patient is the patient of the professional dental practice operated by the Company and not the patient of any individual dentist or other person employed or otherwise retained by the Company), financial information, information relating to business operations, services, promotional practices, computer software, system/organizational manual and related documents, professional group organizational manuals and related documents, protocols, guidelines, and patient record forms, training, education, and service program systems, documents, and presentations, quality assurance systems, manuals, and programs, privileging, credentialing, grievance, peer review, and quality improvement manuals and related documents, prepaid dental programs, and relationships with suppliers, employees, independent contractors, patients or others, and any information obtained by the Dentist while he or she was employed by a dental practice acquired by the Company or an Affiliated Company, and any information which the Company or any Affiliated Company is obligated to treat as confidential pursuant to any course of dealing or any agreement to which it is a party or otherwise bound, provided that Confidential Information shall not include any information which is generally available to the public and did not become so as a result of any breach of this Agreement by the Dentist; (ii) “Affiliated Companies” shall mean American Dental Partners of Wisconsin, LLC, a Delaware limited liability company with which the Company has a long-term service agreement (the “Service Company”), American Dental Partners, Inc., a Delaware corporation of which the Service Company is a wholly owned subsidiary (“ADP”), and all other subsidiaries of ADP; (iii) the “Restricted Period” shall mean the period beginning on the Commencement Date and ending on the later of the second anniversary of the Commencement Date or the first anniversary of the date of termination of the Dentist’s employment with the Company (for any reason); and (iv) the “Restricted Territory” shall mean the geographic area within a radius of 5 miles from any offices or facilities operated or otherwise utilized by the Company at which the Dentist has been regularly scheduled to see patients or has seen patients on a regular basis at any time during the two-year period immediately preceding the termination of the Dentist’s employment with the Company.

Such employment agreements shall further provide that Service Company is a third-party beneficiary of such confidentiality and non-competition provision. Notwithstanding the foregoing, if Provider does not have agreements containing the provision required by this Section 5.7(c) in place with dentists employed by Provider as of the Effective Date, Provider shall not be in breach of this Agreement so long as it (1) exercises commercially reasonable efforts to enter into such agreements with the dentists currently employed by Provider, and (2) enters into such agreements upon hiring with all new dentists employed by Provider.

5.8 Use of Names. At all times during the Term, Provider shall operate its dental practice under the names ForwardDental or such other trade name or names as may be agreed upon by the Parties from time to time (all such names, the “Approved Names”), including without limitation using the related marks and logos as are licensed to Provider pursuant to Section 4.17, above. Provider shall file appropriate assumed or fictitious name applications or registrations with all appropriate governmental agencies. Notwithstanding the preceding provisions of this section, Provider shall, immediately upon the expiration of the Term, abstain from using such names, marks and logos and shall take such steps as are necessary to terminate such applications and registrations and Provider’s rights thereunder, except to the extent otherwise provided in Article VIII, below. Provider acknowledges that Service Company or one of its affiliates is the owner of all Approved Names and all related marks and logos, and nothing in this agreement grants Provider any ownership rights therein.

ARTICLE VI

CONFIDENTIALITY

6.1 Confidential and Proprietary Information. All Confidential Information disclosed by a Party in connection with this Agreement shall be held in confidence by the receiving Party and shall be used solely in connection with the performance of the receiving Party’s obligations under this Agreement. The receiving Party shall protect the confidentiality of such Confidential Information with at least the same degree of care as the receiving Party uses to protect the confidentiality of its own Confidential Information, but in no event less than reasonable care. Neither Party shall, in any manner or at any time, directly or indirectly, disclose any of the Confidential Information of the other Party to any person, firm, association, organization, or entity (hereinafter, simply “person”), or use, or permit or assist any person to use, any such Confidential Information, excepting only: (a) disclosures (i) permitted under Section 6.3, or (ii) made on a confidential basis to a Party’s shareholders, directors, officers, employees, and legal, accounting, and other professional advisors who need to know such information in connection with that Party’s performance under this Agreement, and who are similarly bound by written agreement with, or otherwise owe a professional duty to, such Party to protect the confidentiality of such Confidential Information (collectively, the “Permitted Recipients”); or (b) use of such Confidential Information by Permitted Recipients in connection with this Agreement; provided that each Party shall (i) make its Permitted Recipients aware of the requirements of this Agreement, (ii) take reasonable steps to prohibit disclosure of such Confidential Information by any Permitted Recipient to any other person or entity except another Permitted Recipient, including without limitation taking such steps as that Party customarily takes to protect its own Confidential Information, and (iii) be responsible and liable for any disclosure or use of such Confidential Information by any of its Permitted Recipients, except disclosures or uses permitted by this Agreement.

6.2 Exceptions. The preceding section notwithstanding, the receiving Party shall have no confidentiality obligations with respect to any Confidential Information to the extent that such Confidential Information (i) is or becomes generally known to the public without the receiving Party or its Permitted Recipients violating this Agreement; (ii) is rightfully in the receiving Party’s possession at the time of disclosure without the receiving Party having any confidentiality obligations to the disclosing Party with respect thereto; (iii) becomes known to the receiving Party through disclosure by sources other than the disclosing Party or its Permitted Recipients without such sources, to the knowledge of the receiving Party, violating any confidentiality obligations to the disclosing Party; or (iv) is independently developed by the receiving Party without reference to or reliance upon the disclosing Party’s Confidential Information.

6.3 Legally Required Disclosure. If the receiving Party or any of its Permitted Recipients is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process, or by the rules or regulations of any regulatory authority having jurisdiction over the receiving Party or a stock exchange on which the receiving Party’s securities are traded) to disclose any of the disclosing Party’s Confidential Information, the receiving Party shall, except as prohibited by law, provide the disclosing Party with prompt written notice of any such request or requirement so that the disclosing Party may seek, at the disclosing Party’s expense, a protective order or other remedy and/or waive compliance with the confidentiality provisions of this Agreement. If the disclosing Party seeks a protective order or other remedy, the receiving Party shall provide such cooperation as the disclosing Party shall reasonably request. If, in the absence of a protective order or other remedy or the receipt by the receiving Party of a waiver from the disclosing Party, the receiving Party or any of its Permitted Recipients is legally required to disclose the disclosing Party’s Confidential Information to any person or entity, the receiving Party or its Permitted Recipients may, without liability hereunder, disclose to such person or entity only that portion of the disclosing Party’s Confidential Information that is legally required to be disclosed, provided that the receiving Party and its Permitted Recipients shall exercise reasonable efforts to minimize the disclosure of the disclosing Party’s Confidential Information.

6.4 Use of Practice Statistics. Notwithstanding Section 6.1, but subject to the restrictions of this section and applicable law, Service Company or its affiliates may: (a) share with other professional corporations, associations, dental practices, or dental care delivery entities, or their representatives, the practice statistics and other information relating to the operation of Provider’s dental practice, including utilization review data, quality assurance data, revenue and cost data, outcomes data, or other practice data or information, provided that such information shall only be disclosed to (i) affiliates of Service Company, (ii) other dental groups with whom Service Company or any of its affiliates has a management or service relationship, (iii) managed care dental benefit providers and other third-party payors for the purpose of obtaining or maintaining third-party payor contracts, (iv) financial analysts and underwriters, (v) employers and employee benefit associations, (vi) quality assurance and accrediting organizations, or (vii) financial institutions; and (b) disclose all practice-related information necessary or desirable in connection with any public or private offering of any security of Service Company or any of its affiliates. In addition, subject to the restrictions of this section and applicable law (including without limitation federal and state law and regulation relating to confidentiality), Service Company or its affiliates may disclose practice-related information and data in connection with any survey, presentation, published material, study, or research project which Service Company deems appropriate for the purpose of gaining insight into existing and changing patterns in the organization and delivery of Dental Care and related issues. In no event will any such data disclose or divulge the identity of any patient or, to the extent reasonably practicable, any dentist.

6.5 Trading in Parent Securities. Provider acknowledges that it is aware (and that it will make all of its personnel aware) that applicable securities laws prohibit any person who is aware of material, non-public information about Parent obtained directly or indirectly from Parent or its affiliates from purchasing or selling securities of Parent or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

ARTICLE VII

FINANCIAL ARRANGEMENTS

7.1 Clinic Expense Reimbursement. Service Company shall be reimbursed for the amount of all Clinic Expenses incurred by Service Company.

7.2 Repayment of Advances. Service Company shall be reimbursed for any and all amounts advanced to Provider by Service Company.

7.3 Service Fee. Provider shall pay Service Company an annual Service Fee (determined on a calendar year basis) equal to 90% of the Calculated Margin, which shall be calculated and be earned and accrue daily, and shall be payable monthly.

7.4 Fair Value. Provider acknowledges and agrees that the Service Fee and other amounts to be paid by Provider to Service Company under this Agreement are fair, equitable, and reasonable in all respects and constitute fair market value for the substantial commitment of resources made by Service Company and Parent under or in connection with this Agreement, including without limitation (a) the extensive nature and volume of the Services performed and other items provided by Service Company and Parent, and (b) the working capital that Service Company may make available to Provider from time to time under this Agreement. Provider further acknowledges and agrees that: (i) Service Company’s business and administrative expertise will provide value to Provider’s operations; and (ii) Service Company and Parent will incur substantial costs and business risks in providing the Services, capital and other items and services that are the subject matter of this Agreement.

7.5 Payment. The amounts to be paid to Service Company under this Article shall be calculated by Service Company on the accrual basis of accounting and paid monthly. To facilitate the payments due to Service Company under this Article, Provider hereby expressly authorizes Service Company to make withdrawals of such amounts from the Provider Account during the Term in accordance with Section 4.12(b), and after termination as provided in Section 8.3.

7.6 Accounts Receivable; Security Interest. To assure that Provider receives the entire amount of professional fees for its services and to assist Provider in maintaining reasonable cash flow for the payment of Clinic Expenses, Service Company may, during the Term, purchase, with recourse to Provider for the amount of the purchase, the accounts receivable of Provider arising during the previous month, except for any receivables due to Provider from Medicaid or any other governmental health care reimbursement program that Service Company is not permitted to receive under applicable law (the “Restricted Receivables”), by transferring the amount set forth below into the Provider Account. The consideration for the purchase shall be an amount equal to the Adjusted Gross Revenue recorded each month, less the Adjusted Gross Revenue related to Restricted Receivables. Service Company shall be entitled to offset Clinic Expense reimbursement plus all fees and advances due to Service Company under this Article against the amount payable for such accounts receivable. All collections in respect of such accounts receivable purchased by Service Company shall be received by Provider as the agent of Service Company and shall be endorsed to Service Company and deposited in a bank account at a bank designated by Service Company. To the extent Provider comes into possession of any payments in respect of such accounts receivable, Provider shall direct such payments to Service Company for deposit in bank accounts designated by Service Company.

In addition, to secure Provider’s present and future payment and performance obligations to Service Company under this Agreement, Provider hereby grants to Service Company a first-priority security interest under the Uniform Commercial Code as the same may be in effect from time to time in the State of Wisconsin (the “Wisconsin UCC”) in the following property, whether Provider’s interest therein is as owner, co-owner, lessee, consignee, secured party or otherwise, and whether now owned or existing or hereafter arising or acquired (collectively referred to herein as the “Collateral”):

All of Provider’s accounts, accounts receivable, contract rights, general intangibles, income tax refunds, instruments, notes, notes receivable, and other forms of obligations and receivables arising from or in connection with the operation of Provider’s business, together with all substitutions, replacements, additions and accessions therefor or thereto, all instruments and negotiable documents relating thereto, all products thereof, and all cash and non-cash proceeds thereof.

To perfect such security interest, Provider hereby authorizes Service Company to prepare and file one or more Financing Statements describing the Collateral and naming Provider as Debtor and Service Company as the Secured Party, as the Service Company may determine are necessary to perfect the security interest granted by Provider to Service Company covering the Collateral. Provider also shall execute and deliver to Service Company such documents as may be reasonably requested by Service Company from time to time to further evidence, confirm, protect, or perfect such security interest or Service Company’s rights related thereto. This Agreement is intended to be a security agreement under the Wisconsin UCC. All capitalized terms used in this Section 7.6 that are not otherwise defined in this Agreement shall have the respective meanings given those terms in the Wisconsin UCC.

ARTICLE VIII

TERM AND TERMINATION

8.1 Initial and Renewal Term. The Term of this Agreement shall be for an initial period beginning on the date of this Agreement and continuing to and including October 23, 2051 (the “Initial Term”), and shall renew automatically for successive five-year periods thereafter (the “Renewal Terms”) unless and until terminated as permitted under Section 8.2.

8.2 Termination

(a) Termination By Agreement Or By Either Party. This Agreement may be terminated at any time by the mutual written agreement of the Parties. In addition, either Party may terminate this Agreement at the end of the Initial Term or any Renewal Term by giving the other Party notice of such termination at least 120 days prior to the expiration of the then-current term.

(b) Termination By Service Company. Service Company may terminate this Agreement upon notice to Provider, specifying as the termination date the date of that notice or any future date selected by Service Company, upon the occurrence of any one of the following events:

(i) The dissolution of Provider;

(ii) Provider admits in writing its inability to pay generally its debts as they become due or makes an assignment for the benefit of creditors;

(iii) A receiver, trustee, liquidator, or conservator is appointed for Provider or to take possession of all or substantially all of Provider’s property or a petition for insolvency, dissolution, liquidation, or reorganization, or order for relief in which Provider is named as debtor, is filed by, against, or with respect to Provider pursuant to any federal or state statute, regulation, or law for the protection of debtors, and, with respect to any such appointment or filing, Provider fails to secure a stay or discharge thereof within 45 days after such appointment or filing;

(iv) Provider fails to pay when due any payment to be made by Provider under this Agreement, which failure continues for 10 days after notice is given by Service Company to Provider thereof, provided that such failure is not directly attributable to Service Company’s failure to apply available funds in the Provider Account according to Section 4.12(b);

(v) Provider fails to comply with or perform any of its other material duties or obligations under this Agreement, which failure continues for 30 days after notice is given by Service Company to Provider thereof, or if because of the nature of such failure it cannot reasonably be corrected within such 30 day period, failure by Provider to commence such correction promptly following its receipt of notice from Service Company and thereafter to expeditiously and continuously prosecute the correction to completion; or

(vi) Provider violates any provision of Section 5.7.

(c) Termination By Provider. Provider may terminate this Agreement upon notice to Service Company, specifying as the termination date the date of that notice or any future date selected by Provider, upon the occurrence of any of the following events:

(i) A receiver, trustee, liquidator, or conservator is appointed for Service Company or to take possession of all or substantially all of Service Company’s property or a petition for insolvency, dissolution, liquidation, or reorganization, or order for relief in which Service Company is named as debtor, is filed by, against, or with respect to Service Company pursuant to any federal or state statute, regulation, or law for the protection of debtors, and, with respect to any such appointment or filing, Service Company fails to secure a stay or discharge thereof within 45 days after such appointment or filing;

(ii) Service Company fails to comply with or perform any of its material duties or obligations under this Agreement, which failure continues for 30 days after notice is given by Provider to Service Company thereof, or if because of the nature of such failure it cannot reasonably be corrected within such 30 day period, failure by Service Company to commence such correction promptly following its receipt of notice from Provider and thereafter to expeditiously and continuously prosecute the correction to completion; or

(iii) An arbitrator or the arbitration panel, as applicable, makes a final determination that Service Company has materially breached a fiduciary duty owed to Provider.

Notwithstanding the foregoing, any termination by Provider under this section shall require the affirmative vote of three-fourths of the then-outstanding shares or other equity securities of Provider entitled to vote on such a matter.

(d) Legislative, Regulatory or Administrative Change. If (i) there is (A) any change in any federal, state, or local statute, law, regulation, legislation, rule, policy, or general instruction, or a change in any third-party reimbursement system, or (B) any ruling, judgment, decree, or interpretation by any court, agency, or other governing body having jurisdiction over either Party (in any such case, for purposes of this Agreement, a “Regulatory Matter”), and (b) such Regulatory Matter materially and adversely affects, or is reasonably likely to affect, the manner in which either Party is to perform or be compensated for its services under this Agreement or which shall make this Agreement or any portion hereof unlawful, the Parties shall immediately use their best efforts to enter into a new service arrangement or basis for compensation for the Services furnished pursuant to this Agreement that complies with such Regulatory Matter and approximates as closely as possible the economic position of the Parties prior to such Regulatory Matter.

If the Parties are unable to reach a new agreement within a reasonable period of time following the date upon which it becomes reasonably certain that such Regulatory Matter will arise, then either Party may submit the issue to arbitration, which shall be conducted as provided in Section 9.23.

8.3 Effects of Termination. Upon termination of this Agreement as herein provided, neither Party shall have any further obligations under this Agreement, except for: (a) obligations accruing prior to the date of termination, including without limitation payment of the amounts set forth in Article VII relating to periods prior to the termination of this Agreement; (b) obligations set forth in this Agreement that expressly extend beyond the Term, including without limitation indemnities and noncompetition provisions, which provisions shall survive the expiration or termination of this Agreement; (c) the obligations of each Party set forth in Article VI; and (d) the obligation of Provider described in Section 8.4. Provider specifically acknowledges and agrees that Service Company shall continue to collect and receive on behalf of Provider all cash collections from accounts receivable in existence at the time this Agreement is terminated (which have not otherwise been purchased by Service Company pursuant to Section 7.6), and that all such cash collections shall be disbursed in accordance with Section 4.12(b), it being understood that such cash collections will represent, in part, compensation to Service Company for Services already rendered and compensation on accounts receivable purchased by Service Company, if any. Upon the expiration or termination of this Agreement for any reason or cause whatsoever, Service Company shall surrender to Provider all books and records owned by Provider that are in Service Company’s possession; provided that Service Company may retain copies of such documents to the extent reasonably necessary for Service Company to complete its post-termination obligations and activities under this Agreement.

In addition, if either Party terminates this Agreement as permitted under Section 8.2, then, beginning on the date on which such Party gives its termination notice, each Party shall have the right to engage in all activities it reasonably deems necessary or appropriate in connection with preparing to operate its business following termination of this Agreement; provided that such activities do not violate other provisions of this Agreement or applicable law. Without limiting the preceding sentence: (i) Service Company shall have the right to make arrangements with one or more other dental group practices to practice in Service Company’s Clinics following termination of this Agreement, and (ii) such practices shall have the right to solicit and offer employment to Provider’s personnel, so long as such activities do not violate any written agreements between Provider and such personnel.

8.4 Purchase Obligation. Upon termination of this Agreement for any reason Provider shall, at Service Company’s option (subject to any consent rights of Parent’s senior creditor):

(a) Purchase from Service Company at book value the intangible assets, deferred charges, goodwill, and all other amounts on the books of the Service Company relating to this Agreement or the items or services provided by Service Company pursuant to this Agreement, including without limitation the amount, if any, for the covenants described in Section 5.7, above, as adjusted through the last day of the month most recently ended prior to the date of such termination in accordance with GAAP to reflect amortization or depreciation of all such amounts, provided the foregoing shall not apply to any trade names, trademarks, service marks, or similar items owned by Service Company or its affiliates and used at any time during the term of this Agreement in connection with the operation of Provider’s dental practice (the “Marks”);

(b) Purchase from Service Company any real estate owned by Service Company and used as a Clinic at the greater of the appraised fair market value thereof or the then book value thereof;

(c) Purchase, at the greater of the appraised fair market value or the then book value, all improvements, additions, or leasehold improvements that have been made by Service Company at any Clinic and that relate to the performance of Service Company’s obligations under this Agreement;

(d) Assume all debt, and all contracts, payables, and leases that are obligations of Service Company and that relate to the performance of Service Company’s obligations under this Agreement or the properties leased or subleased by Service Company in connection with its obligations under this Agreement;

(e) Purchase from Service Company, at the greater of the appraised fair market value or the then book value, all of the equipment then being supplied by Service Company pursuant to Service Company’s obligations under this Agreement, and all other assets, including inventory and supplies, tangibles and intangibles (other than the Marks), set forth on the books of Service Company as adjusted through the last day of the month most recently ended prior to the date of such termination in accordance with GAAP to reflect operations of each Clinic, depreciation, amortization, and other adjustments of assets shown on the books of the Service Company; and

(f) Purchase from Service Company, at the greater of appraised fair market value or then book value, all Marks designated by Service Company.

For purposes of subsections (b), (c), (e), and (f) above, the appraised value shall be determined by an appraiser mutually agreed upon by the Parties. In the event the Parties are unable to agree upon an appraiser within 10 days following the date upon which either Party requests the other Party to agree to an appraiser, then each Party shall appoint an appraiser, who shall in turn select a third appraiser who shall serve as the appraiser hereunder. In the event either Party fails to select an appraiser within 15 days of the selection of an appraiser by the other Party, the appraiser selected by the other Party shall serve as the appraiser hereunder. The determination of the appraised value of the assets identified in such subsections, by the appraiser or appraisers selected hereunder shall be binding on both Parties.

8.5 Closing of Purchase. If Provider purchases assets pursuant to Section 8.4, Provider shall pay cash for the purchased assets; provided that the amount of the purchase price allocable to an asset shall be reduced by the amount of debt and liabilities of Service Company, if any, relating directly to those assets that are assumed by Provider in connection with such purchase. Any asset which is purchased by Provider pursuant to Section 8.4 and with respect to which the purchase price reduction described in the preceding sentence does not apply shall be transferred to Provider free and clear of all liens and encumbrances at closing. Provider and any dentist associated with Provider shall execute such documents as may be required for Provider to assume the liabilities set forth in Section 8.4(d) and to remove Service Company from any liability with respect to such purchased asset and with respect to any property leased or subleased by Service Company. The closing date for the purchase shall be determined by the Parties but shall in no event occur later than 180 days from the date of the notice of termination. Provider shall be released from the covenants described in Section 5.7 upon the successful consummation of such closing.

ARTICLE IX

GENERAL

9.1 Nature of Services. Nothing in this Agreement is intended or shall be construed to allow Service Company to exercise control or direction over the manner or method by which Provider and its dentists perform Dental Care or other professional dental care services. The rendition of all Dental Care shall be the sole responsibility of Provider and its dentists, and Service Company shall not interfere in any manner or to any extent with Provider’s rendition of Dental Care. Nothing contained in this Agreement shall be construed to permit Service Company to engage in the practice of dentistry, it being the sole intention of the Parties hereto that the Services to be rendered to Provider by Service Company are solely for the purpose of providing non-dental administrative and management services to Provider so as to enable Provider to devote its full time and energies to the professional conduct of its dental practice and provision of Dental Care to its patients and not to administration or practice management.

9.2 Relationship of Parties. The relationship of the Parties is and shall be that of independent contractors, and nothing in this Agreement is intended, and nothing shall be construed, to create an employer/employee, partnership, or joint venture relationship between the Parties, or to allow either to exercise control or direction over the manner or method by which the other performs the services that are the subject matter of this Agreement; provided always that the services to be provided hereunder shall be furnished in a manner consistent with the standards governing such services and the provisions of this Agreement.

9.3 Notices. All notices and other communications under this Agreement to either Party shall be in writing and shall be sent to that Party at its address set forth below, (a) by personal delivery; (b) by facsimile (which is confirmed); (c) by certified mail (return receipt requested); or (d) by delivery to Federal Express, UPS, or any similar reputable express delivery service for delivery to that Party the next business day. Each such notice or communication shall be deemed duly delivered upon actual receipt by the Party for which it is intended.

(a)     If to Service Company:

American Dental Partners of Wisconsin, LLC

c/o American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, Massachusetts 01880-1249

Attention:     Gregory A. Serrao, President

    and Chief Executive Officer

Facsimile No.: (781) 224-0837

with a copy to:

Baker & Hostetler, LLP

65 East State Street, Suite 2100

Columbus, Ohio 43215

Attention:       Gary A. Wadman, Esq.

Facsimile No.: (614) 462-2616

(b)     If to Provider:

Wisconsin Dental Group, S.C.

9052 North Dearbrook Trail

Milwaukee. Wisconsin 53223

Attention: President

Facsimile No.: (414) 354-3177

Either Party may change the address or facsimile number to which notices and other communications are to be given by giving the other Party notice of such change.

9.4 Further Assurances. Each Party shall execute, acknowledge or verify, and deliver any and all documents, and take any and all other actions, which from time to time may be reasonably requested by the other Party to carry out the purposes and intent of this Agreement.

9.5 Governing Law. All questions concerning the validity, intention, or meaning of this Agreement or relating to the rights and obligations of the Parties with respect to performance under this Agreement shall be construed and resolved under the laws of the State of Wisconsin without reference to conflict of law principles.

9.6 Severability. The intention of the Parties is to comply fully with all applicable laws and public policies, and this Agreement shall be construed consistently with all laws and public policies to the extent possible. If and to the extent that any arbitration panel (as defined in Section 9.23) or court of competent jurisdiction determines that it is impossible to construe any provision of this Agreement consistently with any law or public policy and consequently holds that provision to be invalid, such holding shall in no way affect the validity of the other provisions of this Agreement, which shall remain in full force and effect. With respect to any provision in this Agreement finally determined by such arbitration panel or court to be invalid or unenforceable, such arbitration panel or court shall have jurisdiction to reform this Agreement (consistent with the intent of the Parties) to the extent necessary to make such provision valid and enforceable, and, as reformed, such provision shall be binding on the Parties.

9.7 Setoff. Notwithstanding any provision of this Agreement to the contrary, Service Company shall have the right to setoff from time to time any amounts owed by Service Company to Provider against any amounts owed by Provider to Service Company.

9.8 Remedies. All rights and remedies of each Party under this Agreement, including without limitation termination, are cumulative and in addition to all other rights and remedies which may be available to that Party from time to time, whether under any other agreement, at law, or in equity.

Each Party hereby acknowledges that: (a) the provisions of Sections 5.7 and 6.1 of this Agreement are fundamental for the protection of the other Party’s legitimate business interests; (b) such provisions are reasonable and appropriate in all respects; and (c) in the event it violates any such provisions, the other Party would suffer irreparable harm and its remedies at law would be inadequate. Accordingly, in the event either Party violates or attempts to violate any such provisions, the other Party shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief without any showing of irreparable harm or damage or the posting of any bond, in addition to any other rights or remedies which may then be available to the other Party.

9.9 Non-waiver. No failure by any Party to insist upon strict compliance with any term of this Agreement, to exercise any option, enforce any right, or seek any remedy upon any default of any other Party shall affect, or constitute a waiver of, the first Party’s right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default; nor shall any custom or practice of the Parties at variance with any provision of this Agreement affect or constitute a waiver of, any Party’s right to demand strict compliance with all provisions of this Agreement.

9.10 Indemnification. To the extent not covered by and paid from its insurance coverage, each Party (the “Indemnifying Party”) shall indemnify and hold harmless the other Party and its shareholders, members, managers, directors, officers, employees, agents, representatives, and affiliates (the “Indemnified Parties”) from and against any and all Damages asserted against, imposed upon, or incurred or suffered by the Indemnified Parties, directly or indirectly, as a result of or arising from any failure by the Indemnifying Party to perform and observe fully all obligations and conditions to be performed or observed by the Indemnifying Party under this Agreement. In addition, Provider shall indemnify Service Company and its shareholders, members, managers, directors, officers, employees, agents, representatives, and affiliates from and against any and all Damages asserted against, imposed upon, or incurred or suffered by any of them, directly or indirectly, as a result of or arising from the acts or omissions of Provider or its employees, contractors, or other agents or representatives.

9.11 No Third Party Benefit. This Agreement is intended for the exclusive benefit of the Parties and their respective successors and assigns, and nothing contained in this Agreement shall be construed as creating any rights or benefits in or to any third party, except for the rights and benefits accruing to Parent or the Indemnified Parties.

9.12 Captions. The captions of the various sections of this Agreement are not part of the context of this Agreement, are only labels to assist in locating and reading those sections, and shall be ignored in construing this Agreement.

9.13 Genders and Numbers. When permitted by the context, each pronoun used in this Agreement includes the same pronoun in other genders or numbers and each noun used in this Agreement includes the same noun in other numbers.

9.14 References to Law. Any reference in this Agreement to any federal, state or local law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

9.15 Complete Agreement. This document (including its exhibits and all other documents referred to herein, including without limitation the BAA, all of which are hereby incorporated herein by reference) contains the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior or contemporaneous discussions, negotiations, representations, or agreements relating to the subject matter of this Agreement. No changes to this Agreement shall be made or be binding upon any Party unless made in writing and signed by each Party to this Agreement.

9.16 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement, and any photocopy, facsimile, or electronic reproduction of the executed Agreement shall constitute an original.

9.17 Assignment. Provider shall not have the right to assign this Agreement without the prior written consent of Service Company, which consent may be withheld for any reason or no reason. Any assignment made in violation hereof shall be wholly void and invalid, the assignee shall acquire no rights whatsoever, and Service Company shall not recognize, nor shall it be required to recognize, the assignment. The sale, transfer, pledge, or assignment of any of the membership interests of Provider held by any member of Provider, the issuance by Provider of voting membership interests to any other person, or any combination of such transactions within any period of two years, such that the members in Provider at the beginning of that two-year period fail to maintain a majority of the voting interest in Provider, shall be deemed an attempted assignment by Provider, and shall be null and void unless consented to in writing by Service Company prior to any such transfer or issuance. Any breach of this provision, whether or not void or voidable, shall constitute a material breach of this Agreement, and in the event of such breach, Service Company may terminate this Agreement upon 24 hours notice to Provider. Service Company shall have the right to (i) assign its rights and obligations hereunder to any third party and (ii) collaterally assign its interest in this Agreement and its right to collect the amounts set forth in Article VII hereunder to any financial institution or other third party without the consent of Provider. Service Company shall promptly notify Provider of any assignment of this Agreement of the type described in the immediately preceding clause (i).

9.18 Successors. Subject to Section 9.17, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors and assigns of each Party.

9.19 Force Majeure. Neither Party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either Party’s employees, or any other similar cause beyond the reasonable control of either Party unless such delay or failure in performance is expressly addressed elsewhere in this Agreement.

9.20 Interpretation. This Agreement supersedes the Prior Service Agreement in its entirety from and after the date of this Agreement; provided that any payment obligations of Provider to Service Company under the Prior Service Agreement shall survive.

9.21 Covenant Not to Sue.

(a) Provider shall not make, assert, maintain, or initiate, or cause to be made, asserted, maintained, or initiated (hereafter in this Section 9.21 simply “assert”), any claim, charge, demand, action, or proceeding of any type (hereafter in this Section 9.21 simply “claim”), the basis of which is, in whole or in part, that the Service Fee or other amount payable by Provider to Service Company under this Agreement is unreasonable, does not represent fair market value for the Services and other items provided by Service Company, or constitutes unjust enrichment.

(b) Provider believes that this Agreement and the relationship created by the Agreement constitutes a valid and legal relationship. Provider shall not assert any claim, the basis of which is, in whole or in part, that this Agreement, any portion of this Agreement, or the relationship created by the Agreement is illegal.

(c) If Provider takes any action which is inconsistent with this Section 9.21, then Provider shall pay all costs and expenses (including without limitation attorneys’ fees) incurred by Service Company in defending such claim, which payment shall be made promptly upon the request of Service Company.

For purposes of clarity, the Parties acknowledge and agree that the provisions of this Section 9.21 are not intended to supersede or modify the provisions of Section 8.2(d) or any right or obligation of either Party set forth in other sections of this Agreement.

9.22 Mutually Negotiated. The Parties agree that this Agreement reflects their mutual intent and that no rule of strict construction shall be applied against either Party with respect to the interpretation of this Agreement.

9.23 Arbitration.

(a) Binding Arbitration. Except as expressly provided in Section 9.23(f), any claim or dispute, whether sounding in contract, tort, or otherwise, arising out of, in connection with, related to, or incidental to this Agreement, the Services, or the relationship established pursuant to this Agreement shall be subject to binding arbitration, pursuant to the Federal Arbitration Act, which shall be held in Milwaukee, Wisconsin and be conducted in accordance with the Federal Rules of Civil Procedure (including without limitation the mandatory disclosure requirements of Federal Rule of Civil Procedure 26(a)) and the Federal Rules of Evidence, but in each case only to the extent such act or any such rule is not inconsistent with this Section 9.23.

(b) Selection of Arbitrators. In any arbitration, the arbitrator shall be (i) any individual who may be agreed upon by the Parties within five business days after either Party proposes an individual to serve as the arbitrator and requests the other Party’s agreement to such individual (with such other Party having no obligation to agree), or if the Parties do not reach an agreement, then (ii) a panel of three arbitrators, which shall act by majority vote, and which shall consist of one arbitrator selected by the Party on one side of the issue subject to the arbitration, one arbitrator selected by the Party on the other side of the issue, and a third arbitrator selected by the two arbitrators so selected, who shall (A) be either (1) a former Federal District Court judge or (2) a former state court judge who presided over a court of general jurisdiction for no less than five years, and (B) act as chairman of the arbitration panel; provided that if the Party on one side of the issue selects its arbitrator for the panel and the other Party fails so to select its arbitrator within 10 business days after being requested by the first Party to do so, then the sole arbitrator shall be the arbitrator selected by the first Party. As hereafter used in this Section 9.23, the term “arbitration panel” shall mean the arbitration panel or sole arbitrator selected as provided in this Section 9.23(b).

(c) Costs of Arbitration. All costs and expenses of arbitration shall be borne by the Parties as determined by the arbitration panel, except that the fees of any arbitrator on the arbitration panel who is selected individually by a Party shall be borne separately by the Party appointing that arbitrator; provided that if one Party fails to select an arbitrator for a panel, and the sole arbitrator is the arbitrator selected by the other Party, then the fees of that arbitrator shall be borne by the Parties as determined by that arbitrator. Notwithstanding anything in this Agreement to the contrary, if either Party initiates, or asserts any claim in, a lawsuit or similar legal proceeding regarding a matter that is later found to be arbitrable under this Agreement, then such Party shall pay all costs and expenses (including without limitation attorneys’ fees) incurred by the other Party in defending such lawsuit or similar legal proceeding.

(d) Authority of Arbitration Panel. The arbitration panel shall have only the authority to interpret, apply, or determine compliance or non-compliance with the provisions of this Agreement (including without limitation the exhibits hereto and other documents referred to herein which have been incorporated herein by reference). The arbitration panel shall not have the authority to add to, remove, modify, or otherwise alter any terms of this Agreement except as expressly provided in this Agreement. The arbitration panel shall be limited in its authority to reviewing and making a determination of the specific dispute or claim submitted for arbitration. The arbitration panel shall provide a reasoned decision setting forth the analysis and legal basis for its award, addressing each claim or disputed issue separately. The arbitration panel may proceed to an award notwithstanding the failure of the other Party to participate in the proceedings. Except for the temporary and preliminary relief described in Section 9.23(f), the arbitration panel shall be authorized to grant injunctive or other equitable relief, including without limitation in connection with the actual or threatened breach of Sections 4.17, 5.7, 5.8, or 6.1, or to prevent the destruction of goods or documents involved in the dispute, to protect trade secrets, or to provide for security for a prospective monetary award.

The limitations on liability set forth in this Agreement shall apply to an award of the arbitration panel. Except as expressly provided in Section 9.23(f), the award of the arbitration panel shall be the sole and exclusive remedy of the Parties with respect to any claim or dispute, whether sounding in contract, tort, or otherwise, arising out of, in connection with, related to, or incidental to this Agreement, the Services, or the relationship established pursuant to this Agreement.

(e) Enforcement of Arbitration Award; Jurisdiction. Either Party shall be entitled to apply to a court for a judicial acceptance of the ruling of the arbitration panel or an order of enforcement relating thereto. Each Party hereby (i) designates the state and federal courts sitting in Milwaukee, Wisconsin (the “Designated Courts”) as the exclusive courts of proper jurisdiction and venue for purposes of enforcing any ruling of the arbitration panel, or seeking injunctive relief as permitted in Section 9.23(f), and for any and all other legal proceedings relating to this Agreement; (ii) irrevocably consents to such designation, jurisdiction, and venue, and (iii) waives any objections or defenses relating to jurisdiction or venue with respect to any legal proceeding initiated in or transferred to a Designated Court.

(f) Injunctive Relief. Each Party acknowledges that the time required to select an arbitration panel and conduct an arbitration pursuant to this Section 9.23 in the event of an actual or threatened breach of Sections 4.17, 5.7, 5.8, or 6.1 would likely result in irreparable harm to the aggrieved Party before such Party could obtain relief through arbitration. Therefore, in any such event, either Party may commence an action, only in a Designated Court, for the sole and limited purpose of seeking a temporary restraining order and/or preliminary injunction to prevent irreparable injury or harm. Any order issued by a Designated Court granting a temporary restraining order or preliminary injunction shall be binding upon each Party, shall remain in full force and effect until such time as an arbitration panel is selected as provided in Section 9.23(b) and shall be subject to review or appeal only by that arbitration panel.

(g) Jury Trial Waiver. IF ANY ARBITRATOR OR COURT HOLDS THAT ANY CLAIM OR DISPUTE BETWEEN THE PARTIES IS NOT SUBJECT TO BINDING ARBITRATION AS AGREED TO BY THE PARTIES HEREIN, THEN TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY (I) AGREES THAT THE CLAIM OR DISPUTE SHALL BE SUBMITTED FOR DECISION TO THE JUDGE OF A DESIGNATED COURT ONLY, AND (II) WAIVES ANY AND ALL RIGHT OR CLAIM TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE BETWEEN THEM, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THIS AGREEMENT, THE SERVICES, OR THE RELATIONSHIP ESTABLISHED PURSUANT TO THIS AGREEMENT.

(h) Confidentiality of Arbitration Decision. Any decision of the arbitration panel shall be deemed to be Confidential Information of each Party (and not subject to the exceptions set forth in clauses (i), (ii), (iii), and (iv) of Section 6.2). To facilitate judicial enforcement of any arbitration decision without compromising the confidentiality of such decision, the Parties shall instruct the arbitration panel to issue an order succinctly setting forth the affirmative and negative responsibilities of the Parties, separate from the reasoned decision provided for in the first paragraph of Section 9.23(d), and such order shall be used to enforce the arbitration panel’s decision under Section 9.23(e).

9.24 Exclusion of Certain Damages.

(a) Indirect Damages. EXCEPT FOR BREACH BY PROVIDER OF SECTION 5.7 OR BREACH BY EITHER PARTY OF SECTION 6.1, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS, HOWEVER CAUSED, REGARDLESS OF THE THEORY OF LIABILITY (CONTRACT, TORT, NEGLIGENCE, OR OTHER), AND EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b) Exemplary and Punitive Damages. EXCEPT FOR BREACH BY PROVIDER OF SECTION 5.7, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY EXEMPLARY OR PUNITIVE DAMAGES, HOWEVER CAUSED, REGARDLESS OF THE THEORY OF LIABILITY (CONTRACT, TORT, NEGLIGENCE, OR OTHER).

EACH PARTY REPRESENTS AND WARRANTS THAT SUCH PARTY HAS BEEN ADVISED BY ITS OWN INDEPENDENT LEGAL COUNSEL IN CONNECTION WITH THIS AGREEMENT, AND THAT SUCH PARTY HAS READ AND FULLY UNDERSTANDS THIS AGREEMENT.

PROVIDER:	SERVICE COMPANY:

WISCONSIN DENTAL GROUP, S.C.	AMERICAN DENTAL PARTNERS OF WISCONSIN, LLC

By:	/s/ Robert W. Trettin	By:	/s/ Gregory A. Serrao
	Robert W. Trettin, President	Its:	President

Exhibit A

DEFINITIONS

Adjusted Gross Revenue. The term “Adjusted Gross Revenue” shall mean Gross Revenue less Adjustments.

Adjustments. The term “Adjustments” shall mean all adjustments on the accrual basis for (a) third-party payor contractual allowances, adjustments, discounts, and professional courtesies, (b) uncollectible accounts and related expenses, and (c) other activities that do not result in collectible charges (provided that Adjustments for any period beginning on or after the Effective Date shall exclude adjustments which relate to (i) Dental Care that was rendered prior to the Effective Date, (ii) Capitation Revenue that was recorded prior to the Effective Date, or (iii) any other revenue recorded prior to the Effective Date).

Ancillary Revenue. The term “Ancillary Revenue” shall mean all other revenue actually recorded each month that is not Professional Service Revenue.

Budget. The term “Budget” shall include the operating plans and capital expenditure plans prepared by Service Company and approved by each of the Policy Board and Parent as provided in Section 4.13(a) of this Agreement.

Calculated Margin. The term “Calculated Margin” shall mean, for any period, the actual Adjusted Gross Revenue for that period, less the sum of (a) the actual Clinic Expense for that period and (b) the actual Provider Expense for that period to the extent included as described in the definition of Provider Expense below.

Capitation Revenue. The term “Capitation Revenue” shall mean all revenue recorded under GAAP from managed care organizations or third-party payors where such revenue is recorded periodically on a per member basis for the partial or total dental needs of an enrolled patient.

Clinic. The term “Clinic” shall mean any of the facilities, including satellite facilities, that Service Company owns, leases or otherwise procures and provides for the use of Provider for the provision of Dental Care.

Clinic Expense. The term “Clinic Expense” shall mean any operating or nonoperating expense incurred by Service Company or Parent in the provision of services to Provider and any expense incurred by Provider which is expressly identified in this Agreement as a Clinic Expense, including without limitation any expense described in this definition for which Provider is required by applicable law to be financially liable. Clinic Expense shall not include any state or federal income tax of Provider, any expense related to any Dental Assets or the maintenance or protection of the same, or any other expense reasonably designated by Service Company as a Provider Expense. Without limiting the foregoing, Clinic Expense shall include:

(c) The salaries, benefits, and other direct costs of all employees of Provider or Service Company at a Clinic, but not the salaries, benefits, or other direct costs of the dentists;

(d) The cost of any employee or consultant that provides services at or in connection with a Clinic for improved Clinic performance, such as management, billing and collections, business office consultation, accounting and legal services, including salaries, benefits, other compensation, travel costs, and other expenses, but only when such services are coordinated by Service Company;

(e) Reasonable recruitment costs and out-of-pocket expenses of Service Company or Provider associated with the recruitment of additional dentists, dental hygienists, or other licensed dental personnel or unlicensed dental assistants;

(f) Dental malpractice liability insurance expenses for dentists, dental hygienists, or dental assistants, Service Company employees, and non-dentist employees; workers’ compensation premiums for Service Company employees at each Clinic; and comprehensive general liability insurance expenses covering each Clinic and employees of Provider and Service Company at each Clinic;

(g) The cost of laboratory services;

(h) The cost of dental supplies (including but not limited to products, substances, items, or dental devices), and office supplies;

(i) The expense of using, leasing, or otherwise procuring Clinics and related equipment, including utilities, depreciation, and repairs and maintenance, provided that such expense shall not include the cost of acquiring goodwill, noncompete covenants, or other intangible assets in connection with such procurement;

(j) Without limiting the foregoing, expenses related to the practice management and other information systems provided, made available, or arranged for by Service Company for use in connection with Provider’s practice, including without limitation expenses associated with third-party systems, amortization of internal development costs, costs of facilities and hardware (including occupancy costs and hardware for off site data centers), costs of establishing and maintaining a wide area network and similar expenses, costs and expenses of personnel involved in any system conversion, and costs and expenses of the helpdesk and database administrator personnel.

(k) Personal property and intangible taxes assessed against Service Company’s assets which are provided or otherwise employed by Service Company for the benefit of Provider;

(l) The reasonable travel expenses (except for the corporate staff of Service Company and Parent) associated with attending meetings, conferences, or seminars to benefit Provider;

(m) Other expenses incurred by Service Company or Parent in carrying out its obligations under this Agreement in accordance with the policies and budgets established by the Policy Board, including without limitation the write-off of any tangible or intangible assets on the balance sheet of Service Company or any portion thereof other than costs incurred in connection with the execution of this Agreement and the issuance by Parent of stock options to Provider or its dentists;

(n) Any tax assessed against Service Company (other than income taxes) in connection with the services provided by Service Company hereunder; and

(o) Any other cost or expense designated as a Clinic Expense pursuant to this Agreement.

To the extent any cost or expense of the type includable in Clinic Expense results from a service or other item provided by Service Company or Parent to multiple dental practices affiliated with Service Company or Parent (including Provider), the costs and expenses of such services or other items included in Clinic Expense under this Agreement shall be limited to a reasonable allocation of a portion of the total of such costs and expenses.

Confidential Information. The term “Confidential Information” shall mean, with respect to any person, all trade secrets, proprietary data, and other information (whether written or oral) of a confidential nature relating directly or indirectly to that person or its business, including without limitation all business management, marketing, and economic studies and methods, patient lists, proprietary forms, marketing data, fee schedules, customer lists, financial, tax, accounting, and other information regarding business operations or structure, business plans, ideas, concepts, policies, and procedures, and any other information which that person is obligated to treat as confidential pursuant to any law, agreement, or course of dealing by which that person is bound, whether or not such Confidential Information is disclosed or otherwise made available pursuant to this Agreement. In addition, Service Company’s Confidential Information shall include all information relating to Parent’s proprietary Improvis practice management system, including any accompanying written materials, and all other Confidential Information of or relating to Parent.

Damages. The term “Damages” shall mean any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, assessments, costs and expenses, including without limitation interest, penalties, attorneys’ fees, and any and all expenses incurred in investigating, preparing, or defending against new litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation.

Dental Assets. The term “Dental Assets” shall mean the following assets of Provider:

(a) All of Provider’s rights, title and interest in, to or under, or possession of, all drugs, pharmaceuticals, products, substances, items or devices whose purchase, possession, maintenance, administration, prescription or security requires the authorization or order of a Dental Care Professional or requires a permit, registration, certification or any other governmental authorization held by a Dental Care Professional as specified under any federal or state law, or both;

(b) All of Provider’s rights, title and interest in and to records of identity, diagnosis, evaluation or treatment of patients;

(c) All of Provider’s rights, title and interest in, to or under insurance policies covering or relating to dental malpractice;

(d) The name of Provider;

(e) All franchises, licenses, permits, certificates, approvals and other governmental authorizations necessary or desirable to own and operate any of the other Dental Assets;

(f) All of Provider’s rights, title and interest in, to or under any contract or agreement that requires performance by a licensed dental care provider under federal or applicable state law.

Dental Care. The term “Dental Care” shall mean such intra-oral diagnostic and therapeutic procedures, operations, and services as are included under the definition of the “practice of dentistry” under the laws and regulations of the state in which such procedures, operations, and services are performed and that are provided by Provider to its patients through Provider’s dentists and through dental hygienists, dental assistants, and other professional dental care personnel operating under the supervision of Provider’s dentists, including but not limited to the practice of general dentistry, endodontics, periodontics, orthodontics, prosthodontics, pediatric dental care, and oral surgery, and all dental care associated with any of the foregoing.

Dental Care Professional. The term “Dental Care Professional” shall mean any individual holding a current, unrestricted license issued by the appropriate dental licensing board in the state in which the Dental Care Professional renders Dental Care, which permits such individual to provide Dental Care, including without limitation dentists and denturists, dental hygienists, and dental assistants.

GAAP. The term “GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board and the Securities and Exchange Commission or in such other statements by such other entity or other practices and procedures as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of the determination. All financial definitions in this exhibit are intended to be construed in accordance with GAAP, whether or not expressly so stated.

Gross Revenue. The term “Gross Revenue” shall mean the sum of all Professional Service Revenue and Ancillary Revenue before Adjustments.

Ordinary Dental Supplies. The term “Ordinary Dental Supplies” shall mean all products, substances, items, or devices that (a) are necessary or appropriate for Provider’s provision of Dental Care, and (b) are not Special Dental Supplies.

Parent. The term “Parent” shall mean American Dental Partners, Inc., a Delaware corporation, and its successors.

Practice Territory. The term “Practice Territory” shall mean the geographic area within which Provider provides Dental Care, which geographic area shall include all of the following territories: (a) with respect to each Clinic which offers general dentistry services only, the geographic area within a radius of 30 miles of such Clinic, and (b) with respect to each Clinic which offers specialty dental services, the geographic area within a radius of 50 miles of such Clinic.

Professional Service Revenue. The term “Professional Service Revenue” shall mean the sum of all (a) professional fees actually recorded each month on an accrual basis under GAAP as a result of the Dental Care rendered by the Dental Care Professionals retained by Provider, and (b) Capitation Revenue.

Provider Account. The term “Provider Account” shall mean the bank account of Provider established by Provider promptly following the execution of this Agreement at a financial institution reasonably acceptable to Service Company, which account shall be administered by Service Company according to Sections 4.11 and 4.12 of this Agreement.

Provider Consent. The term “Provider Consent” shall mean the consent granted by a majority of Provider’s representatives who serve on the Policy Board. When any provision of this Agreement requires Provider Consent, Provider Consent shall not be unreasonably withheld and shall be binding on Provider.

Provider Expense. The term “Provider Expense” shall mean any expense (other than an expense for which Provider is required by applicable law to be financially liable and which is expressly identified in this Agreement as a Clinic Expense) incurred by the Service Company or Provider and for which Provider, and not the Service Company, is financially liable. Provider Expense shall include dentist salaries, benefits (which includes workers’ compensation coverage), and other direct costs related to the dentists employed or otherwise retained by Provider for the provision of its Dental Care (including professional dues, subscriptions, continuing dental education expenses, and travel costs for continuing dental education or other business travel, but excluding business travel requested by Service Company, which shall be a Clinic Expense), together with any expense related to any Dental Assets or the maintenance or protection of the same and any other cost or expense designated as a Provider Expense in or pursuant to this Agreement. In the event Provider incurs any consulting, accounting, legal or other similar fee without Service Company’s approval of such engagement through Service Company, any fee or expense so incurred shall be a Provider Expense, but one that is ignored for purposes of calculating the Calculated Margin and therefore must be paid out of Provider Retained Earnings. Notwithstanding the foregoing or any other provisions of this Agreement to the contrary, unless a Provider Expense is included in the then-applicable Budget, is within the parameters described in the third paragraph of Section 4.13(a), or is approved by either the Policy Board or Service Company, such Provider Expense shall be ignored for purposes of calculating the Calculated Margin and therefore must be paid out of Provider Retained Earnings.

Provider Retained Earnings. The term “Provider Retained Earnings” shall mean, for any period, the Calculated Margin for that period, less the Service Fee for that period.

Service Company Consent. The term “Service Company Consent” shall mean the consent granted by a majority of Service Company’s representatives who serve on the Policy Board. When any provision of this Agreement requires Service Company Consent, Service Company Consent shall not be unreasonably withheld and shall be binding on Service Company.

Service Company Expense. The term “Service Company Expense” shall mean an expense or cost incurred by Service Company or Parent and for which Service Company or Parent, and not Provider, is financially liable. Without limiting the generality of the foregoing, Service Company Expense shall specifically include:

(a) The costs of Service Company’s and Parent’s corporate personnel and the travel costs of such corporate personnel; and

(b) General overhead costs of Service Company or Parent that neither directly benefit Provider nor are otherwise incurred by Service Company or Parent in providing services pursuant to this Agreement, such as (by way of illustration and not limitation) rent expense for Parent’s corporate headquarters.

Service Company Expense shall specifically exclude any expense incurred by Service Company or Parent that directly benefits Provider or is otherwise incurred by Service Company or Parent in providing services pursuant to this Agreement.

Service Fee. The term “Service Fee” shall mean the fee payable to Service Company by Provider as described in Section 7.3.

Services. The term “Services” shall mean the business, administrative, and management services to be provided or arranged by Service Company as set forth in this Agreement, including without limitation the provision of equipment, supplies, support services, non-dentist personnel, office space, financial recordkeeping and reporting, billing and collection and other business office services. Services shall not include the provision of Dental Care to patients of the Provider or the supervision or control of persons while they are providing Dental Care to patients.

Special Dental Supplies. The term “Special Dental Supplies” shall mean all products, substances, items or devices, the purchase, possession, maintenance, administration, prescription or security of which requires the authorization or order of a Dental Care Professional or requires a permit, registration, certification or other governmental authorization held by a Dental Care Professional as specified under any federal or state law (or both).

Term. The term “Term” shall mean the Initial Term and any Renewal Terms, subject to termination pursuant to Section 8.2.